Exhibit 99.1

Final Transcript

Saia Inc - SAIA - Earning Conference Call/Presentation-

DATE/TIME: 2/3/17 10:00 AM

Corporate Participants

Doug Col - Saia, Inc. - Treasurer

Rick O'Dell - Saia, Inc. - President & CEO

Fritz Holzgrefe - Saia, Inc. - VP, Finance & CFO

Conference Call Participants

Jason Seidl - Cowen and Company - Analyst

Todd Fowler - KeyBanc Capital Markets - Analyst

David Ross - Stifel Nicolaus - Analyst

Ravi Shanker - Morgan Stanley - Analyst

Scott Group - Wolfe Research - Analyst

Presentation

Operator - -

Good day, everyone, and welcome to the Saia, Inc. fourth-quarter 2016 results conference call. Today's conference is being recorded. At this time I would like to turn the conference over to Doug Col. Please go ahead.

Doug Col - Saia, Inc. - Treasurer

Thanks, April. Good morning, everyone. Welcome to Saia's fourth-quarter 2016 conference call. Hosting today's call are Rick O'Dell, Saia's President and Chief Executive Officer, and Fritz Holzgrefe, our Vice President, Finance, and Chief Financial Officer.

Before we get started, you should know that during this call we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might be made on this call that are not historical facts are subject to a number of risks and uncertainties and actual results may differ materially. We refer you to our press release and our most recent SEC filings for more information on the exact risk factors that could cause actual results to differ.

With that said, I'd like to turn the call over to Rick O'Dell.

Rick O'Dell - Saia, Inc. - President and CEO

Good morning, and thank you for joining us to discuss Saia's results. This morning we announced our fourth-quarter and year-end 2016 earnings, with fourth-quarter diluted earnings per share of $0.40 compared to $0.45 in the fourth quarter of last year. For the full year 2016, diluted earnings per share were $1.87, which compares to record annual diluted earnings per share of $2.16 achieved in 2015.

The fourth quarter represented our 26th consecutive quarter of year-over-year improvement in our reported LTL yield. Our pricing negotiations with contractual customers continue to be fruitful, with average agreed upon pricing rising 5.2% during the quarter. The fourth quarter also marked the first time since the fourth quarter of 2014 where we saw both LTL shipments and tonnage per work day rise on a year-over-year basis, which is an encouraging statistic.

Some other comparisons for the fourth quarter compared to the prior-year's quarter were: LTL revenue per hundredweight increased 5.1%; LTL shipments per workday rose 2.1%; LTL tonnage per workday rose 1.4%; LTL weight per shipment fell by 0.7%, but was actually up slightly sequentially from weight per shipment in the third quarter; our dock productivity, as measured by bill per hours, improved 2.2%; P&D productivity improved 2.3%; our cargo claims ratio of 0.74% represented another nice improvement from 0.97% in the fourth quarter of last year.

Just a couple of comments now on the full-year results before I turn it over to Fritz to review some additional financial details. LTL yield improved by 3.2% and revenue per shipment increased by 1.5% despite weight-per-shipment being down 1.7%. In 2016, our cargo claims ratio improved by 15% and the number of claims filed per day was down 12%.

The investment in dimensioners continues to support our yield-improvement initiatives. At the year end, we are utilizing 32 dimensioners across our network and we plan to add least two more this year. Purchase transportation spend fell by 20.2% in 2016. Purchase transportation miles were 7.7% of total linehaul miles compared to 10.1% last year. We continue to manage our linehaul network effectively to ensure we are being properly compensated for lane imbalances.

Depreciation and amortization expense as a percent of revenue increased to 6.3% versus 5.3% in 2015, a reflection of our continued investment in tractors and trailers. The increased depreciation expense is offset in part by maintenance savings and better fuel economy. In 2016, our average fuel economy improved to 6.8 miles per gallon from 6.7 last year. Our cargo claims expense was down 9% for the year, demonstrating that investments in training and equipment to reduce claims are generating solid return for shareholders and are a key driver of our yield improvements. With that, I'm going to go ahead and turn over the call to Fritz.

Fritz Holzgrefe - Saia, Inc. - VP of Finance and CFO

Thanks, Rick. Good morning, everyone. We generated total revenue of $300 million in the fourth quarter compared to $288 million in the fourth quarter last year, a 4.4% increase. Revenue benefited from positive shipment and tonnage trends, continued positive pricing and a year-over-year increase in fuel surcharge revenue, offset by one less workday in the period versus the prior year.

Operating income fell by 2.4% to $17.2 million compared to $17.6 million earned in the fourth quarter of 2015. As Rick mentioned, fourth-quarter LTL yield rose 5.1%, reflecting the positive impact of our continued pricing actions and positive fuel surcharge contribution versus last year's fourth quarter. Fuel surcharge revenue was up 4.4% from last year's fourth quarter.

I would like to mention a few key expense items and how they impacted fourth-quarter results on a year-over-year basis. Salary, wages and benefits rose 4.1% to $171.2 million in the fourth quarter, reflecting the impact of an average wage increase of 3% in July and additional labor to handle increased year-over-year shipments in the quarter. Purchase transportation expense in the fourth quarter rose by 3.7% to $13.9 million and was 4.6% of revenue versus 4.7% last year. Purchase transportation miles in the fourth quarter were 7.4% of total linehaul miles, flat with last year.

Outside maintenance and parts expenses were down 26% in the fourth quarter compared to last year as we continue to see savings associated with operating a newer fleet -- tractors, trailers, and forklifts. The newer tractor fleet continues to benefit fuel costs and miles per gallon, which increased by 1.9% in the fourth quarter to an average of 6.82. Claims and insurance expense in the fourth quarter increased by $4.2 million versus the prior year to $10.7 million.

Depreciation and amortization of $19.3 million compares to $16.5 million in the prior-year quarter and reflects our continued investments in tractors, trailers and forklifts. Our effective tax rate was 36.3% for the fourth quarter 2016 compared to 31.9% in the fourth quarter of 2015. Q4 2015 included 12 months of the alternative fuel tax credit, whereas in 2016 the credit was reflected ratably during the year.

For the full year, revenue was essentially flat at $1.2 billion, but operating income declined 12% to $79 million. Net income in 2016 was $48 million compared to $55 million earned in 2015. Diluted earnings per share of $1.87 were down from the record earnings of $2.16 in 2015. Our effective tax rate was 35.9% for the full year compared to 36% in 2015.

At December 31, 2016, total debt was $73.8 million. Net debt to total capital was 13%. This compares to total debt of $69 million and net debt to total capital of 13.9% at December 31, 2015. Net capital expenditures for 2016 were $152 million, including equipment acquired with capital leases. This compares to $113 million of net capital expenditures in 2015, which included equipment acquired with capital leases but excluded our purchase of LinkEx. In 2017, net capital expenditures are forecast to be approximately $200 million, including investments in terminal infrastructure improvements as well as continued investments made to lower the age of our tractor, trailer and forklifts fleets.

Now I like to turn the call back to Rick.

Rick O'Dell - Saia, Inc. - President and CEO

Thanks, Fritz. Before we open it up for questions, I'd like to give everyone an update on first-quarter trends. In January, our LTL shipment per workday were up 1.9% and LTL tonnage per workday rose 1.5% compared to January of last year.

Finally, I am pleased to report that our property acquisition and hiring activities related to previously announced second-quarter expansion into select markets in Pennsylvania and New Jersey are on track. We have hired leadership positions in sales personnel in secured facilities in Pittsburgh, Philadelphia, Harrisburg, and Newark. We are excited about these initial steps in our multi-year strategy aimed at offering 48-state coverage to our customers.

Our customers are providing us a lot of positive feedback regarding the expansion, and we look forward to serving them in additional markets as we open new service centers. As always, we remain opportunistic toward any acquisition opportunity that may allow us to speed up the process or otherwise allow us to fill in an unserved geographic market.

As Fritz mentioned, our total capital expenditures in 2017 will exceed $200 million, of which a good portion is real estate, improvements in our existing terminal network, and support our service, both from an equipment and facility standpoint in new geographies. The news of the expansion has been well received by our employees, and we filled a number of positions for the new service center from existing base of employees. We are really excited about these transfers, as these folks will help jumpstart the development of the Saia culture in the new geography.

With these comments, we're now ready to your questions.

Question And Answers

Operator - -

(Operator Instructions) Jason Seidl, Cowen.

Jason Seidl - Cowen Securities LLC - Analyst

A couple questions. The contractual renewals in the quarter of 5.2% still very impressive. What do are guys thinking about 1Q? Should we see about the same? Is it going to start coming down a little bit? Because you guys have been what I call “above market” for a while.

Rick O'Dell - Saia, Inc. - President and CEO

Yes. We have targeted -- we're going to target kind of similar increases, but again it kind of depends on the customer and how certain lanes operate. But I would say something in the four in the 4% to 5% range.

Jason Seidl - Cowen Securities LLC  - Analyst

That's very helpful. Thank you. Also, getting back to your expansion, were there any costs in 4Q, or should we expect any additional costs in 1Q as you guys start to ramp that up? And if so, could you just sort of give us a range?

Rick O'Dell - Saia, Inc. - President and CEO

Yes. It was pretty minimal in 4Q. We have hired a couple of regional leadership positions late in the quarter, and so as of today, we have probably 15 employees and there will be some incremental costs associated with them in securing some of the facilities so -- but it is not going to be a lot, maybe $0.5 million.

Jason Seidl - Cowen Securities LLC  - Analyst

$0.5 million. Okay, that's helpful as well.  Also, could you talk a little bit about the insurance cost going forward? It seems like that this is going to be sort of an ongoing thing, I think not only for you but for the trucking industry with fewer people providing insurance services. How should we look at insurance expense going forward for you?

Fritz Holzgrefe - Saia, Inc. - VP of Finance and CFO

You are right, Jason, it is a challenge. I think that in the quarter, we saw some frequency that impacted us. In other words, accidents within the quarter that were a challenge, not an individual major accident. What we're seeing, and I think broadly people see, is the average cost to settle these or resolve these are increasing over time.

So I think that if I were -- as we look at it, the recent history reflects unfavorable development of older claims as well as the increases in the current cost of claims associated with current accidents. I think it is probably reasonable to consider sort of the recent activity and trend line as the kind of world that we live in now.

Jason Seidl - Cowen Securities LLC - Analyst

Okay. That's helpful. Also, Rick, could you --

Rick O'Dell - Saia, Inc. - President and CEO

I would also like to comment on the safety side. We continue to invest in every technology and modern training that we can to avoid accidents on the prevention side. I think that's the only thing you can do.

The cost per claim, even for the smaller claims, obviously had a big inflationary item and then -- we are. As an example, last year we put some driver-facing cameras in some of the equipment that we purchased, and this year we're actually going to put it in every piece of equipment that we purchase and also kind of retrofit the rest of our linehaul fleet. That's a major investment.

We are also investing in the Bose Ride seats for the new tractors that we are purchasing, which have shown data to dramatically reduce fatigue and also just kind of help  the drivers focus because he is not bouncing around as much in the cab. Those are just a couple of examples that we continue to make the investments that we can. That's really the only we can fight this thing at this point in time.

Jason Seidl - Cowen Securities LLC - Analyst

All right. If I could switch it up for the last question, Rick, could you talk a little bit about your exposure to the energy side, because we have been hearing about demand on the energy side for trucking has really started pick up in the last month?

Rick O'Dell - Saia, Inc. - President and CEO

Yeah no, I think it feels a little better even for the fourth quarter. The geography where we have that concentration in South Texas, Oklahoma, etc., the revenue turned positive there so it is not as much of a headwind. So I guess the question is, that continues to come back. I think it certainly feels better off of a pretty low base, but I would agree with that.

Jason Seidl - Cowen Securities LLC - Analyst

Okay. That's all I have, guys. Thanks the time. As always, appreciate it.

Operator - -

Scott Group, Wolfe Research.

Scott Group - Wolfe Research - Analyst

I got the 1.5% tonnage for January. Did you give the monthlies for fourth-quarter?

Fritz Holzgrefe - Saia, Inc. - VP of Finance and CFO

No. I can give you those to you, Scott. I will start with tonnage October, November, December. 0.1% positive tonnage October, November 1.5% positive, December 2.5% positive. Shipments for the same three months plus 1.9%, plus 1.3%, plus 2.9%.

Scott Group - Wolfe Research - Analyst

Okay. That kind of slight deceleration from December to January, is that the comp, or anything you attribute that to?

Rick O'Dell - Saia, Inc. - President and CEO

This is Rick. I just say a lot of that I think was the comp and the way the holidays fell. New Year's Eve wasn't on a Friday. It was on the weekend and so more people stayed open for a full day, for instance.

Scott Group - Wolfe Research - Analyst

Okay. Okay. Rick, you usually give us some perspective on kind of sequential margins. Maybe if you can give us some thoughts on first quarter and then just given the expansion into the Northeast, maybe just some thoughts on margins for the full year.

Rick O'Dell - Saia, Inc. - President and CEO

Yeah I think you normalize for safety and kind of the timing of the general rate increase, etc. First quarter operating ratio is averaged kind of flat to 4Q. I think obviously we are not overly pleased with our fourth-quarter performance and certainly seeking our opportunities to improve on that. In spite on the fact that GRI was a little earlier this year and about $0.5 million of Northeast start-up costs in 1Q, we think it is reasonable to achieve a flattish type OR the first quarter.

Scott Group - Wolfe Research - Analyst

You are saying flat with the 94.3% in the fourth quarter?

Rick O'Dell - Saia, Inc. - President and CEO

Correct.

Scott Group - Wolfe Research - Analyst

Okay. Just some thoughts on the year, so that implies a slight year-over-year decline. Just some -- your thoughts on the full year?

Rick O'Dell - Saia, Inc. - President and CEO

We certainly seek to improve. There is going to be some incremental startup costs associated with the Northeast, but you are also going to gain density across the rest of our network going into that geography. It's a little hard to predict all those moving parts associated with that but our goal is to improve operating ratio year over year. I think it is achievable.

Scott Group - Wolfe Research - Analyst

Okay. Last question, so I know last quarter we talked about Northeast. Comments this quarter say all 48 states, so that implies more than the Northeast. Is this -- are we going to do multiple regions at once or is it Northeast first, see how that goes, and then other regions later?

Rick O'Dell - Saia, Inc. - President and CEO

It is Northeast first, then basically the rest of our coverage. We just don't have Montana and Wyoming, so we wouldn't necessarily prioritize that.

Scott Group - Wolfe Research - Analyst

Okay. Okay. Perfect. Thank you, guys.

Rick O'Dell - Saia, Inc. - President and CEO

Sure.

Fritz Holzgrefe - Saia, Inc. - VP of Finance and CFO

Thanks, Scott.

Operator - -

Todd Fowler, KeyBanc Capital Markets.

Todd Fowler - KeyBanc Capital Markets - Analyst

Just on the increase in salaries here during the quarter. It sounds like a lot of that was tied to the increase in shipment counts, which is obviously positive. You've got weight per shipment moving up sequentially, but can you talk about just the employee productivity and what your expectation would be from a salary if you're going to continue to see the shipment count increase as we move through 2017?

Fritz Holzgrefe - Saia, Inc. - VP of Finance and CFO

Yes. I think you -- key driver year over year, as you point out. You've got the shipment count up, tonnage count up, so that's going to drive those sorts of interim short-term increases. The other piece that you got to consider is that we would -- we did put the wage increase in in July, so that is going to be part of the variation year over year. Is also going to be a little bit more weighted to the folks that are variable part of that salary and benefits -- the salary line or wage line, right, because that is going to be our, where our hourly folks are.

We mentioned in earlier calls that we actually increased above the 3% around our mechanics and some of the driver markets and so forth. I don't know that you can apply just a 3% sort of salary increase if you look at the variable piece year over year. On average it was 3% but for the folks, there may be folks that actually are a little higher than that. As we look into the coming year, we've always have got our productivity initiatives in place and that will mitigate part of that cost or as we increase in tonnage and shipments, we will get some benefit out of that. On the flip side of it, we will be a bit less efficient because we will be adding new terminals and sort of lower density to start with.

Todd Fowler - KeyBanc Capital Markets - Analyst

Sure.

Fritz Holzgrefe - Saia, Inc. - VP of Finance and CFO

It is going to be a little bit of a mixed piece there.

Todd Fowler - KeyBanc Capital Markets - Analyst

Okay. Should we think about it that if weight per shipment's increasing until -- if shipments are increasing but until per weight per shipment turns positive, maybe that continues to be a little bit of a drag just on the personnel cost side?

Fritz Holzgrefe - Saia, Inc. - VP of Finance and CFO

It could be.

Todd Fowler - KeyBanc Capital Markets - Analyst

Okay. Rick, on the contract renewals, I think in the third quarter you talked about contract renewals were up 5.7% but excluding the profile changes, it was up around 4%. Do you have a similar number for the fourth quarter if you normalize for the changes in your mix, kind where contract renewals will be?

Rick O'Dell - Saia, Inc. - President and CEO

Well, total yield, so contract plus tariff generating increase type business, was up almost 5%. A little bit of that was the acceleration of the general rate increase it went to October from early December the prior year. The number that we estimated was about 4.8%, so it is almost 5%.

Todd Fowler - KeyBanc Capital Markets - Analyst

Okay. Then just a couple of other last ones. You talked a little bit to the last questions about the expenses and the margin progression through 2017. What is the expectation? It sounds like that you are going to be -- volume would start to come in, in the second half of the year. How should we think about tonnage or volume associated with the Northeast expansion as you move through 2017 and expectations for maybe earnings contribution in 2017 Is it net neutral or do start to see some accretion in the back half of the year, or is it really more 2018?

Fritz Holzgrefe - Saia, Inc. - VP of Finance and CFO

I think that what we have talked about this previously, we thought it would be sort of positive in Q1 of 2018 for our newest territories or newest terminals. I do not think we really change from that. I think that we like to think that we can keep it minimal impact on 2017. But I think they become additives sort of in that sort of time frame into 2018.

Todd Fowler - KeyBanc Capital Markets - Analyst

But you'd start the tonnage start flow through in the second part of this year, right?

Fritz Holzgrefe - Saia, Inc. - VP of Finance and CFO

You would.

Rick O'Dell - Saia, Inc. - President and CEO

That is correct.

Fritz Holzgrefe - Saia, Inc. - VP of Finance and CFO

That's correct, but I think key thing there, Todd, is you're -- in startup mode, you are probably not going to get quite the density you want right from the beginning, right?

Todd Fowler - KeyBanc Capital Markets - Analyst

Understood. Yes. That makes sense. Okay. Do you have expectations, and I apologize if I missed this, but for depreciation for this year and also for interest expense for this year? That's all I had.

Fritz Holzgrefe - Saia, Inc. - VP of Finance and CFO

Yes. We are going to spend about $200 million in capital. Of that $200 million, about half of it is going to be vehicles that are largely going to be added to our fleet in the first kind of second quarter and probably $10 million-ish dollars of technology spend with the balance of real estate, which will be more -- of the two, real estate is more second-half loaded, probably, in terms of spending. We haven't given guidance specifically on depreciation, but I think if you use that sort of guideline, it should give you a pretty decent feel as to how that depreciation expense would work.

Todd Fowler - KeyBanc Capital Markets - Analyst

Okay. Any comments on interest expense?

Fritz Holzgrefe - Saia, Inc. - VP of Finance and CFO

You'll see -- we'll lever up a little bit in the first quarter as we take delivery of the equipment and then we will start paying down during the year, actually, so that's what you will see. Your call on what you expect interest rates to be, but we will borrow more first half and we will be in paid down in the second half of the year.

Todd Fowler - KeyBanc Capital Markets - Analyst

I am just trying to figure out if the Falcons are going to be able to pull one out in the Super Bowl this weekend, let alone interest rates.

Fritz Holzgrefe - Saia, Inc. - VP of Finance and CFO

Yes. It's going to happen.

Todd Fowler - KeyBanc Capital Markets - Analyst

I like the confidence. All right, guys. Thanks for the time today.

Operator - -

David Ross, Stifel.

David Ross - Stifel Nicolaus - Analyst

Rick, can you talk a little bit about I guess your mix of business, how much is now concentrated with what we call large accounts or national accounts versus field accounts and 3PLs, however you look at it, where it is today versus where it was a few years ago and any view on what an optimal mix might be?

Rick O'Dell - Saia, Inc. - President and CEO

I guess I'm not opposed to national accounts as long as they pay their share, right? Today it's about 40% field business. 10% is what I call transactional 3PL, so there is incremental business that we do where the 3PL manages it but it is really kind of like a national account, right? I kind of put it that in the national account category and about 50% national accounts. This year, we grew field and 3PL revenue grew and national account revenue is down a little bit. We're seeing some improvement in our mix and obviously that is contributing to the yield as well.

David Ross - Stifel Nicolaus - Analyst

Is that a target for the sales force? Obviously, every account has their OR and you want the national account at 115 to be in the 95, but is there any concerted effort on growing field business or a eliminating the national account business?

Rick O'Dell - Saia, Inc. - President and CEO

I guess we're willing to put national account business at risk that does not operate well and isn't contributing like it should, right? That is the way I would say it. But like you said, if it operates at whatever, 92, 95, I am okay with that, particularly when you look at the fixed cost coverage and back haul lanes, right? Field business, obviously I think we've talked about we can invest it in some incremental field sales resources and probably more so than that, we have continued to make investments in our inside sales organization which basically provides -- the biggest function they are doing is providing leads to the small -- to the field accounts so that the people, the reps can be more efficient.

We have a project we're working on called Project Ignite and what we have done is we went and looked at all of our terminals where we had a below-average market share and said, we should be -- all of our sales and marketing efforts are particularly concentrated in those markets to get our share up to where we are from a Company standpoint, right? We are pretty mature in all of our existing markets today so if you -- why should we have materially different share in certain markets, right? It's a pretty exciting project and again, we have got -- applying both sales resources, inside sales, and some targeted marketing efforts in making sure we are properly represented in the marketplace.

David Ross - Stifel Nicolaus - Analyst

That all makes sense and is very helpful. On the expansion front, you mentioned that you got a few terminals identified that you are going to first grow into. Where did you pick those up from? Are they from other LTL carriers who outgrew them and had to go to a bigger facility so they left one vacant? Are these facilities that were not be used in an LTL function before? I don't think any of them are new builds.

Rick O'Dell - Saia, Inc. - President and CEO

No, none of them are new builds, although we may move into initial terminal in a couple situations and then relocate. We'll probably have to build a break in Harrisburg because there was not one available. Two of the other facilities were vacant LTL terminals and one terminal is being used in a non-LTL -- by a non-LTL carrier that's coming -- that we are going to move into.

David Ross - Stifel Nicolaus - Analyst

Excellent. Thank you.

Rick O'Dell - Saia, Inc. - President and CEO

Sure.

Operator - -

(Operator Instructions) Ravi Shanker, Morgan Stanley.

Ravi Shanker - Morgan Stanley - Analyst

To follow up on the Northeast expansion the last quarter you announced. How have your customers reacted to this? Are they saying we can't wait until you guys get up and running because we could use another player here or do you think it might be a little harder to break in?

Rick O'Dell - Saia, Inc. - President and CEO

I guess it is never easy. The magnitude of success we have will kind of depend on our core execution, but we are receiving a lot of positive feedback from our customer base about it. I think we will be successful and historically when we have gone into expansion market -- expanded markets, whether it is kind of organic or through acquisition, we subsequently went to market with cross sales to our existing geography and we tend to kind to have gained share at a rate of about 1% per year.

We modeled this as a little bit less than that, and I think what you'll see is we'll probably have more success selling from our existing customers into that geography on the inbound side to start with and where you got some of the players up there don't -- may not know us. Our customers may not know us and take a little more time to kind of get the outbound. But we expect to have kind of similar success to what we've had in the past.

Ravi Shanker - Morgan Stanley - Analyst

Got it. That's fair. Another big-picture question, the school of thought out there that during times of weak freight, customers move from prioritizing service to prioritizing price and kind of flip back when things get better. I'm wondering if you guys have seen that, too, especially in 2016.

Rick O'Dell - Saia, Inc. - President and CEO

Yeah, to me it's kind of -- that's a lot of customer specific. I think your example is fair, like if you get some of the oil field companies that have done huge layoffs and are way down. It is more difficult to get pricing from those players at this point in time, whereas in some other markets, like the West Coast, where the market is pretty good out there, then we are having more success raising rates in certain geographies and industries.

Ravi Shanker - Morgan Stanley - Analyst

Great. Thank you.

Operator - -

At this time there are no further questions. I would like to turn the conference over back to Rick O'Dell for any additional or closing comments.

Rick O'Dell - Saia, Inc. - President and CEO

All right. Thank you for your continued interest in Saia. We appreciate it.

Operator - -

That does conclude today's conference. Thank you all for your participation. You may now disconnect.